Exhibit 99.1

FOR IMMEDIATE RELEASE
January 2, 2009
Contacts:
NFS Media Contact:
Jeff Botti 614-249-6339
bottij@nationwide.com
Nationwide Mutual Media Contact:
Joe Case 614-249-6353
casej6@nationwide.com

NATIONWIDE MUTUAL COMPLETES

NATIONWIDE FINANCIAL SERVICES TRANSACTION

Columbus, Ohio — Nationwide Mutual Insurance Company (Nationwide) has completed its previously announced transaction to purchase all of the outstanding shares of common stock of Nationwide Financial Services (NFS) it did not already own. The transaction has been approved by all relevant governmental authorities and by NFS shareholders. NFS is now a wholly-owned subsidiary of Nationwide and a private company. Accordingly, NFS will file the required documents with the SEC to voluntarily delist the company’s Class A common stock from the New York Stock Exchange.

Under the terms of the completed transaction, NFS shareholders are receiving $52.25 in cash for each share of NFS Class A common stock they hold. Shareholders should review the shareholder proxy statement for more detailed information. The transaction price of $52.25 per share represents an increase of $5.05 per share, or approximately 11%, over Nationwide’s original proposal of $47.20 per share, made in March 2008.

NFS shareholders voted to approve the transaction on Wednesday, December 31, 2008. Nationwide agreed to vote, or cause to be voted, all shares of its Class A common stock and Class B common stock in favor of the proposal to adopt the definitive agreement. Nationwide has owned the majority of NFS common stock, including all of the outstanding NFS Class B common stock, since it went public in 1997. As of December 31, 2008, the Class B common stock represented 66.3% of the equity ownership and 95.2% of the combined voting power of the shareholders of NFS.

The completion of the transaction sets Nationwide apart from the competition by enabling it to align its entire product and service portfolio around the customer, providing an even greater value proposition for current and future customers through a more differentiated On Your Side experience.

Background:

On March 10, 2008, NFS disclosed that it had received a proposal from Nationwide to purchase all outstanding publicly held shares of NFS Class A common stock for $47.20 per share in cash. NFS’ board of directors formed a special committee of independent directors not affiliated with Nationwide to evaluate the proposal.

On August 6, 2008, Nationwide and NFS announced that they entered into a definitive agreement for Nationwide to acquire all of the outstanding publicly held Class A common stock of NFS for $52.25 per share in cash. The transaction was recommended by the special committee of independent NFS directors and approved by NFS’ board of directors.

Nationwide’s financial advisors on the transaction are UBS Investment Bank and Goldman Sachs and its legal counsel is Jones Day. Legal counsel for NFS is Dewey & LeBoeuf LLP. Lazard acted as financial advisor to the special committee of the NFS board and Sidley Austin LLP acted as the special committee’s legal counsel.

About Nationwide®

Nationwide, based in Columbus, Ohio, is one of the largest diversified insurance and financial services organizations in the world, ranking #108 on the Fortune 500 list.1 The company provides a full range of insurance and financial services, including auto, motorcycle, boat, homeowners, life, commercial insurance, administrative services, annuities, mortgages, mutual funds, pensions, long-term savings plans and health and productivity services. For more information, visit www.nationwide.com.

[1]	Fortune Magazine, April 2008